Exhibit 99.1

December 10, 2012

FOR IMMEDIATE RELEASE

HDS International Announces Expansion of Licensed Territory

PROVIDENCE, RI, December 10, 2012 /PRNewswire via COMTEX/ -- HDS International Corp. (OTCQB:  HDSI), a renewable energy, agricultural sciences, waste management and eco-sustainability company, today announced that, through its wholly-owned Canadian subsidiary, HDS Energy & Ecosystems NB, Ltd., it has entered into a new technology license agreement with Hillwinds Energy Development Corp., to expand its licensed territory, among other things.

Under the terms of today’s agreement, HDS’ has expanded its exclusive technology license to cover the entire Province of New Brunswick, Canada, increasing the area of HDS’ covered territory by a factor of more than five hundred.  Conjointly, all previous license agreements between HDS and HEDC, including the August 15, 2011 Back Bay License and the September 2, 2011 Supplement, have been terminated and superseded in their entirety by today’s license.

Today’s announcement significantly expands HDS’ developing opportunity set associated with carbon capture and reutilization and bioenergy.  The Province of New Brunswick encompasses the City of   Saint John, site of HDS’ previously announced anaerobic digester project feasibility study, with this agreement helping formally define and strategically position the Company at the heart of a thriving industrial hub and innovation center with attractive policies and communities.

The financial terms of the transactions herein described were deemed immaterial, with no cash or securities paid or owed by the Company to HEDC.  The Company believes that the net impact of today’s transaction is exceptionally favorable and in the best interest of all shareholders.  HEDC is controlled by the Company’s officers and directors, who also control the majority of the Company’s basic and fully diluted shares of common stock, and accordingly this transaction was classified as a related-party transaction and was not conducted at arms-length.

For additional information, please refer to the Company’s regulatory filings at www.sec.gov.

About HDS International Corp.

HDS International Corp. (OTCQB:  HDSI), based in Providence, RI, is a green technology company providing carbon capture, biosequestration and algae biomass production solutions, for the production of biogas, biofuels, bioproducts, and carbon recycling and reutilization.  Our licensed technologies provide us with an attractive strategic position and competitive advantages within our markets, which include renewable energy, agriculture, waste management and eco-sustainability. Please visit www.hdsicorp.com for more information.

Forward-Looking Statements
Statements included in this update that are not historical in nature, are intended to be, and are hereby identified as, "forward-looking statements". Forward-looking statements may be identified by words including "anticipate," "believe," “may”, “would”, “will”, "intends," "estimates," "expect," and similar expressions. The Company cautions readers that forward-looking statements including, without limitation, those relating to the Company's future business prospects are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to factors such as those relating to economic, governmental, technological, and other risks and factors identified from time to time in the Company's reports filed with the SEC.

HDS International Corp.

CONTACT INFORMATION
401-400-0028
info@hdsicorp.com
http://www.hdsicorp.com